AMENDED AND RESTATED
FIRST REFUSAL AND CO-SALE AGREEMENT

i

AMENDED AND RESTATED
FIRST REFUSAL AND CO-SALE AGREEMENT

This AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is entered into as of the 6th day of October, 2015, by and among WAYBETTER, INC., a Delaware corporation (the “Company”), the holders of Common Stock of the Company (the “Common Stock”) listed on Exhibit A attached hereto (each a “Common Holder” and, together, the “Common Holders”) and the holders of Preferred Stock of the Company (the “Preferred Shares”) listed on Exhibit B attached hereto (each an “Investor” and together, the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Series A-1 Preferred Stock Purchase Agreement of even date herewith (the “Series A-1 Agreement”), pursuant to which such Investors are purchasing shares of the Company’s Series A-1 Preferred Stock;

WHEREAS, the Company, the Key Holders and certain of the Investors (the “Prior Investors”) previously entered into a Right of First Refusal and Co-Sale Agreement, dated August 13, 2014 (the “Prior Agreement”), in connection with the purchase of shares of Series A Preferred Stock of the Company, par value $0.001 per share (“Series A Preferred Stock”);

WHEREAS, the Key Holders, the Prior Investors and the Company desire to induce certain of the Investors to purchase shares of Series A-1 Preferred Stock of the Company, par value $0.001 per share (“Series A-1 Preferred Stock”), pursuant to the Series A-1 Agreement by amending and restating the Prior Agreement to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company, the Key Holders and the Investors, including the Prior Investors, each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

1.     Definitions.

(a)     Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(b)     Delivery. For purposes of this Agreement, the term “Delivery” shall have the meaning set forth in Section 6 below.

(c)     Equity Securities. For purposes of this Agreement, the term “Equity Securities” shall mean any securities now or hereafter owned or held by a Common Holder (or a transferee who receives such securities subject to the rights of the Company and the Holders under Section 2.1 and Section 2.2) having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into, exchangeable for or exercisable for any shares of the foregoing; provided, however, that Equity Securities shall not include any shares of the Company’s Series A Preferred Stock or Series A-1 Preferred Stock held by the Common Holder(s).

(d)     Holders. For purposes of this Agreement, the term “Holders” shall mean the Investors or persons who have acquired shares from any of such persons or their transferees or assignees in accordance with the provisions of this Agreement.

(e)     Person. For purposes of this Agreement, the term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(f)     Transfer. For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, without limitation, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

2.     Agreements Among the Company, the Holders and the Common Holders.

2.1     Rights of Refusal.

(a)     Transfer Notice. If at any time a Common Holder proposes to Transfer Equity Securities (a “Selling Common Holder”), then the Selling Common Holder shall promptly give the Company and each Holder written notice of the Selling Common Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the purchase price and form of consideration proposed to be paid for the Offered Shares and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Common Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 2.4, the Transfer Notice shall state under which specific clause of Section 2.4 the Transfer is being made.

(b)     Company’s Right of First Refusal. The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Common Holder in writing before expiration of such ten (10) day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Common Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be made by check or wire transfer against delivery of the Offered Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established pursuant to Section 2.1(e)(ii) . If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 2.1(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Holders pursuant to Section 2.1(d).

(c)     Additional Transfer Notice. Subject to the Company’s option set forth in Section 2.1(b), if at any time the Selling Common Holder proposes a Transfer, then, within five (5) days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Common Holder shall give each Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and reference the Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer contained in this Agreement.

(d)     Holders’ Right of First Refusal.

(i)     Each Holder shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Common Holder set forth in Section 2.1(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Holder may exercise such purchase option and purchase all or any portion of its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of this Section 2.1(d) and Section 2.1(e)), by notifying the Selling Common Holder and the Company in writing, before expiration of the fifteen (15)-day period as to the number of such shares that it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) held by all Holders on the date of the Transfer Notice.

(ii)    In the event any Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under Section 2.1(d)(i) within the time period set forth therein, then the Selling Common Holder shall promptly give written notice (the “Over allotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Holders (“Unsubscribed Shares”), and shall offer the Fully Participating Holders the right to acquire the Unsubscribed Shares. Each Fully Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Common Holder (the “Participating Holders Over allotment Notice”) of its election to purchase its pro rata share of the Unsubscribed Shares on the same terms and conditions as set forth in the Additional Transfer Notice, which such Participating Holders Over allotment Notice shall also indicate the maximum number of the Unsubscribed Shares that such Fully Participating Holder will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the Unsubscribed Shares. For the purposes of determining a Fully Participating Holder’s pro rata share of the unsubscribed shares under this Section 2.1(d)(ii), the numerator shall be the same as that used in Section 2.1(d)(i) above and the denominator shall be the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by all Fully Participating Holders on the date of the Transfer Notice.

(iii)   Each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and Affiliates, provided that such Participating Holder notifies the Selling Common Holder of such allocation.

(e)     Payment.

(i)     The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer against delivery of the Remaining Shares to be purchased at a time and place agreed upon between the parties, which time shall be no later than sixty (60) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the consideration to be paid for the Offered Shares has not yet been established pursuant to Section 2.1(e)(ii) .

(ii)    Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in a form of consideration other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay such purchase price in an amount of cash equal to the fair market value of such consideration. If the Selling Common Holder and the Company (or the Participating Holders) cannot agree on such fair market value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Common Holder and the Company (or a majority-in-interest of the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Common Holder, on the one hand, and the Company (and, to the extent there are any, the Participating Holders, on the other hand, with that half of the cost to be borne by the Company and the Participating Holders to be apportioned on a pro rata basis based on the number of shares each such party has expressed an interest in purchasing pursuant to this Section 2). If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 2.1(e)(ii) .

2.2     Right of Co-Sale.

(a)     To the extent the Company and the Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 2.1, then each Holder (a “Selling Holder” for purposes of this Section 2.2 and Section 2.6) that notifies the Selling Common Holder in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 2.1(c) shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Selling Common Holder shall indicate the number of shares of capital stock of the Company that the Selling Holder desires to sell. To the extent one or more Selling Holders exercise such right of participation in accordance with the terms and conditions of this Section 2.2, the number of shares of Equity Securities that the Selling Common Holder may sell in the Transfer shall be correspondingly reduced.

(b)     Each Selling Holder may sell all or any part of that number of shares of Common Stock (or capital stock of the Company convertible into such number of shares of Common Stock) equal in the aggregate to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 2.1 by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by such Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by the Selling Common Holder and all of the Selling Holders on the date of the Transfer Notice.

(c)     Each Selling Holder shall effect its participation in the sale by promptly delivering to the Selling Common Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)     the number of shares of Common Stock that such Selling Holder elects to sell; or

(ii)    that number of shares of capital stock of the Company that are at such time convertible into the number of shares of Common Stock that such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of shares of capital stock of the Company other than Common Stock, such Selling Holder shall convert such shares of capital stock of the Company into Common Stock and deliver Common Stock as provided in this Section 2.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d)     The stock certificate or certificates that each Selling Holder delivers to the Selling Common Holder pursuant to Section 2.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and such Selling Common Holder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Selling Common Holder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Common Holder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.3     Non-Exercise of Rights. To the extent that the Company and the Holders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 2.1 and the Holders have not exercised their rights to participate in the sale of the Remaining Shares within the time periods specified in Section 2.2, the Selling Common Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The Company’s first refusal rights and the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares acquired by the third-party transferee(s) until such rights lapse in accordance with the terms of this Agreement. In the event the Selling Common Holder does not consummate the sale or disposition of the Offered Shares and Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company’s first refusal rights and the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Common Holder until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Holders under this Section 2 to purchase Equity Securities from the Selling Common Holder or participate in sales of Equity Securities by the Selling Common Holder shall not adversely affect their rights to make subsequent purchases from the Selling Common Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Common Holder.

2.4     Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 2.1 and 2.2 of this Agreement, the first refusal rights of the Company and first refusal and co-sale rights of the Holders shall not apply to (i) the Transfer of Equity Securities by a Common Holder for estate planning purposes, either during such Common Holder’s lifetime or on death by will or intestacy to such Common Holder’s spouse or other member of a Common Holder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of the Common Holder’s spouse or members of the Common Holder’s immediate family, or to a trust for the Common Holder’s own self, or a charitable remainder trust, (ii) a repurchase of Equity Securities from a Common Holder by the Company at cost and pursuant to an agreement containing vesting and/or repurchase provisions, (iii) any sale of Equity Securities pursuant to the exercise of the bring-along right set forth in Section 4 of that certain Voting Agreement of even date herewith by and among the Company and the other parties thereto, as may be amended from time to time, (iv) any sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, or (v) any bona fide gift to any charitable organization described in Section 501(c)(3) of the Internal Revenue Code; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clause(s) (i) or (v), (A) the Common Holder shall inform the Holders of such Transfer prior to effecting it and (B) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of Common Holder under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as a “Common Holder” for purposes of this Agreement.

2.5     Prohibited Transfers.

(a)     Except as otherwise provided in this Agreement, each Common Holder will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all of, any part of or any interest in such Common Holder’s Equity Securities. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b)     In the event a Common Holder should sell any Equity Securities in contravention of the co-sale rights of the Holders under Section 2.2 (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under Section 2.5(c), and such Common Holder shall be bound by the applicable provisions of such option.

(c)     In the event of a Prohibited Transfer, each Holder shall have the right to sell to the Common Holder making such Prohibited Transfer the type and number of shares of Equity Securities equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 2.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)     The price per share at which the shares are to be sold to the Common Holder shall be equal to the price per share paid by the third-party transferee(s) to the Common Holder in the Prohibited Transfer. The Common Holder shall also reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 2.2.

(ii)    Within ninety (90) days after the later of (A) the date on which the Holder receives notice of the Prohibited Transfer and (B) the date on which the Holder otherwise becomes aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to the Common Holder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii)   The Common Holder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder pursuant to this Section 2.5, pay the aggregate purchase price therefore and the amount of fees and expenses reimbursable under Section 2.5(c)(i) in cash or by other means acceptable to the Holder.

2.6     Status of Shares. Holders that have exercised their rights to purchase the Offered Shares and/or the Remaining Shares pursuant to Section 2.1 shall acquire the Offered Shares and/or the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement.

3.     Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Holders hereunder are only assignable (a) to any other Holder, (b) to a partner, member or affiliate of such Holder or (c) to an assignee or transferee who acquires all of the Equity Securities held by a particular Holder or at least seven hundred fifty thousand (750,000) shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) (as adjusted for stock splits, combinations, dividends, recapitalizations and the like); provided, that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company a counterpart signature page hereto pursuant to which such assignee shall confirm his, her or its agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee. Notwithstanding Section 10 of this Agreement, no consent shall be necessary to update Schedule B to add any such assignee as an “Investor” hereunder.

4.     Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by a Common Holder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

5.     Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a stock dividend or effects a stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a Common Holder is entitled by reason of such Common Holder’s ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the stock subject to such rights immediately before such event.

6.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in clauses (a) through (d) above shall constitute “Delivery” of notice. All notices and other communications shall be sent to the Company at 205 East 42nd Street, 17th Floor, New York, NY 10017, Attention: Chief Executive Officer and to the other parties at the addresses set forth on the Schedule A or Schedule B, as applicable (or at such other addresses as shall be specified by notice given in accordance with this Section 6).

7.     Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Common Holder agrees to cooperate affirmatively with the Company, the Investors and the Holders to enforce rights and obligations pursuant hereto.

8.     Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of the Company’s first sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), or (b) the consummation of a Liquidation Event, as that term is defined in the Company’s Restated Certificate of Incorporation (as amended and/or restated from time to time).

9.     Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of Delaware without reference to Delaware conflicts of law provisions.

10.    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) Common Holders holding a majority of the shares of Common Stock of the Company then held by the Common Holders; provided that such consent shall not be required with respect to the waiver of Section 2.1 or Section 2.2 and (c) Investors holding a majority of the shares of Common Stock issuable or issued upon conversion of the Preferred Shares; provided that the rights of the Company under Section 2.1 may be waived only by the Company and the rights of the Holders under Section 2.1 and Section 2.2 may be waived only by Investors holding a majority of the shares of Common Stock issuable or issued upon conversion of the Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, each Common Holder and all Holders and their respective successors and assigns.

11.    Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.    Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

13.    Aggregation of Stock. For the purposes of determining the availability of any rights under this Agreement, the holdings of any transferee and assignee of an individual or a partnership who is a spouse, ancestor, lineal descendant or siblings of such individual or partners or retired partners of such partnership or Affiliates of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Common Stock by gift, will or intestate succession) shall be aggregated together with the individual or partnership, as the case may be, for the purpose of exercising any rights or taking any action under this Agreement.

14.    Conflict with Other Rights of First Refusal. Each Common Holder has entered into a Stock Purchase Agreement or Stock Restriction Agreement with the Company (together with any additional Stock Purchase Agreements, Stock Restriction Agreements or Option Agreements that a Common Holder may enter into with the Company, the “Purchase Agreements”), which agreement contains a right of first refusal provision in favor of the Company. For so long as this Agreement remains in existence, the right of first refusal provisions contained in this Agreement shall supersede the right of first refusal provisions contained in the Common Holder’s Purchase Agreements; provided, however, that the other provisions of the Common Holder’s Purchase Agreements shall remain in full force and effect. If, however, this Agreement shall terminate, the right of first refusal provisions contained in the Common Holder’s Purchase Agreements shall be in full force and effect in accordance with its terms.

15.    Additional Investors. Notwithstanding Section 10 of this Agreement, no consent shall be necessary to add additional Investors as signatories to this Agreement and to update Schedule B accordingly, provided that such Investors have purchased Series A-1 Preferred Stock pursuant to the subsequent closing provisions of Section 2.1(b) of the Series A-1 Agreement.

16.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.    Effect on Prior Agreement. Upon the execution and delivery of this Agreement by (a) the Company, (b) Common Holders holding a majority of the shares of Common Stock of the Company then held by the Common Holders and (c) Investors holding a majority of the shares of Common Stock issuable or issued upon conversion of the Preferred Shares who are party to the Prior Agreement (measured before giving effect to any purchase of shares of Series A-1 Preferred Stock by such Investors), the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:

Name:

Title:

SIGNATURE PAGE TO
FIRST REFUSAL AND CO-SALE AGREEMENT FOR WAYBETTER, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMMON HOLDERS:

By:

Name:

Title:

SIGNATURE PAGE TO
FIRST REFUSAL AND CO-SALE AGREEMENT FOR WAYBETTER, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

By:

Name:

Title:

SIGNATURE PAGE TO
FIRST REFUSAL AND CO-SALE AGREEMENT FOR WAYBETTER, INC.

Schedule A

COMMON STOCK OF THE COMPANY BENEFICIALLY OWNED BY COMMON HOLDERS

Common Holder	Number of Shares
James Rosen	4,450,000

Mariana Gomez-Pimienta	4,450,000

Schedule B

SCHEDULE OF INVESTORS

Investor

Amalia Pastor

Avi Savar

Barbara Harris

China Baoqi Investment Limited

Circle F Capital LLC

Darryl E. Wash

Erik van der Sande

Flying Ventures, LLC

Francis Putnoi

J. Christopher Burch

Jamie McIntyre

John A. Hagins, Jr.

Jonathan Ragals

Judith R. Rothenberg

Judson Traphagen

Kanter Family Foundation

Kima Ventures SASU

Loeb Enterprises II LLC

Marc Jacobstein

Maria C. Sayn Wittgenstein Nottebohm

Michael McGraw

Nicholas S. Coslov

Ninth Avenue South Investments III, LLC

NYC Partners, LLC

Pagane EAD

RAN Capital Management, LLC

Randy Nicolau

RiverPark Ventures, LP

Robert Pieklo

Ronald G. Erickson II

Ross E. Traphagen Jr. Revocable Trust

Ross G. Traphagen Revocable Trust

sami inkinen revocable trust

SC Capital Partners LLC

Sean Koscho

Settel Bianchi Family Trust

Shay Butler

Silver Investments Holdings Corp

Simon Gerovich

Sparx Ventures Limited

Stephen J. Guttman

Steven D. Lavine

TJ Settle

Tom Chisholm

Westwood Ventures LLC

Windy City, Inc.

WS Investment Company, LLC

WS Investment Company, LLC (2011A)

WS Investment Company, LLC (2014A)

Xin Xiang "Michael" Wu